                                                                EXHIBIT 99.d(40)

Harbor Capital Advisors, Inc.

                                            [HARBOR CAPITAL ADVISORS, INC. LOGO]

                                 August 1, 2006

Mr. David G. Van Hooser
President
Harbor Fund
One SeaGate
Toledo, Ohio 43604

RE: HARBOR GLOBAL VALUE FUND

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the Harbor Global Value Fund ("Fund") pursuant to an Investment Advisory Agreement between Harbor Fund, on behalf of the Fund, and Harbor Capital Advisors, dated August 1, 2006, we hereby agree to limit the total annual operating expenses of each class of shares of the Fund until July 31, 2007 as follows:

                                INSTITUTIONAL CLASS         RETIREMENT CLASS            INVESTOR CLASS
                                -------------------         ----------------            --------------
Total annual Fund                      1.00%                      1.25%                      1.38%
operating expenses
(expressed as a percentage
of average daily net assets)

We shall have no ability to terminate or modify this expense limitation agreement until August 1, 2007.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

                              HARBOR CAPITAL ADVISORS, INC.

                              By:  /s/ Charles F. McCain
                                  -------------------------------------------
                                  Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUND

By: /s/ David G. Van Hooser
   ---------------------------
David G. Van Hooser, President

       One Seagate Toledo, Ohio 43604 (419) 249-2900 Fax: (419) 249-7701
                               www.harborfund.com

                                 [ROBECO LOGO]